Exhibit 10.4
CONFIDENTIAL-SPECIAL HANDLING
February 5, 2007
Peter William Currie
96 Kennedy St. W
Aurora Ontario
L4G 2L7
Dear Peter:
This letter (“Agreement”) records the arrangements between you and Nortel Networks Limited concerning the cessation of your employment. The Agreement shall bind and inure to the benefit of each party and their respective heirs, successors and assigns.
1.	As used in this Agreement, the term “Corporation” shall mean Nortel Networks Corporation, its subsidiaries and affiliates, their successors and assigns, and all of their past and present officers, directors, employees and agents (in their individual and representative capacities), in every case, individually and collectively.

2.	Effective as of the close of business on April 30, 2007, your active employment relationship with the Corporation will cease (the “Employment Termination Date”). However, it is agreed and understood that as of the close of business on March 31, 2007, you will no longer be expected to perform your current duties or responsibilities on behalf of the Corporation (and you shall not be held responsible for the performance of such duties and responsibilities) and you are not required to come into the office after such date. All previous external responsibilities which you had will be assumed by a person designated by the Corporation, including any participation in industry or other associations representing the Corporation. You cease to act as an officer and/or director of the Corporation and any of the Corporation’s subsidiaries and affiliates on April 30, 2007, and the Corporation will take all necessary steps to remove you from all such positions.

Peter W. Currie February 5, 2007 Page 2
3.	You understand and agree that your designation of Reporting Insider pursuant to Corporate Policy 320.28 of the Corporation (and under applicable Canadian/U.S. securities legislation for Reporting Insiders), shall cease effective 12:01 a.m. on May 1, 2007. Notwithstanding the fact that you no longer have this designation, if you are in possession of material non-public information relating to the Corporation, you are prohibited from trading in securities of the Corporation (or informing another person of the material non-public information) in accordance with applicable laws. You further understand that you are required to amend your insider profile within 10 days of April 30, 2007 on the Canadian System for Electronic Disclosure by Insiders (SEDI) to indicate that you are no longer a Reporting Insider of the Corporation. You should contact the Insider Reporting Department at (905) 863-1220 and fax (905) 863-8524 for assistance in amending the SEDI profile.

4.	Conditional upon your compliance with all terms and conditions of this Agreement, the Corporation shall:
(a)	pay you the sum of US$ 24,038.46 bi-weekly, converted to Canadian currency in the same manner as you were paid immediately prior to the termination of your active employment, less applicable deductions, commencing on May 1, 2007 and terminating April 30, 2009 (“Salary Continuation Period”). The first such payment shall be made on the Corporation’s next regular payroll date following the Employment Termination Date and shall include all bi-weekly payments accrued to that date;

(b)	pay you, on or before the next regular payroll date following the Employment Termination Date, a lump sum amount equivalent to three (3) weeks of base salary representing all of your current accrued but unused vacation benefit, with no further vacation accrual subsequent to April 30, 2007;

(c)	consider you eligible to receive an incentive award payment under the 2006 SUCCESS Incentive Plan (the “Plan”) as contemplated by the Plan. Any payment under the Plan will be determined by the Corporation based on the terms and conditions of the Plan applicable to you as of the date hereof, and will be made using an Individual Performance Factor of 1.0. Eligibility shall not be construed as a right to such payment, and any such payment will be made to you in a lump sum on the date that any incentive award payment is made by the Corporation to employees generally under the terms of the Plan;

(d)	continue your participation during the Salary Continuation Period, subject to the provisions of the applicable plans, in group medical, life insurance and

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dental insurance, for you and any of the dependents currently covered; you shall continue to make any required contributions for such benefits at the rates applicable for senior executive employees occupying positions similar to that you occupied with the Corporation through the deductions authorized in paragraph 4(a);

(e)	consider you ineligible for consideration for any future grant(s) of stock options, Restricted Stock Units (RSUs) or Performance Stock Units (PSUs). Stock options and RSUs previously granted to you will continue to vest during the Salary Continuation Period in accordance with the provisions of the plan under which the stock options or RSUs were granted and the instrument of grant evidencing the grant. Your right, if any, to exercise any vested stock options or to receive common shares of the Corporation in settlement of any vested RSUs after your active employment relationship with the Corporation ceases (including during the Salary Continuation Period) will be determined in accordance with the provisions of the stock option or RSU plan under which the stock options or RSUs were granted and the instrument evidencing the options or RSUs. Your right to receive common shares of the Corporation in settlement of PSUs previously granted to you shall be determined in accordance with the provisions of the PSU plan under which PSUs were awarded and the instrument evidencing the award. To the extent applicable, it is confirmed that you meet the definition of retirement under the Nortel Networks Corporation 2005 Stock Incentive Plan;

(f)	following your completion of the necessary documentation, distribute your account balance in accordance with the provisions of the Nortel Networks Investment Plan. Your right to contribute to and participate in the Investment Plan will cease at the end of the Salary Continuation Period;

(g)	make available to you, should you elect, executive outplacement services to assist you in securing new employment and pay the professional fees for such services as are reasonably incurred;

(h)	with respect to any monies or monetary equivalents to be paid hereunder, in its reasonable discretion withhold appropriate amounts concerning any and all applicable federal and provincial taxes; and

(i)	pay the cost of personal income tax preparation by a service provider selected by you for the tax year 2006 and 2007.

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5.	All Corporation compensation, benefits and perquisites not expressly extended to or preserved for you pursuant to this Agreement shall be terminated effective 12:01 a.m., May 1, 2007.

6.	Regardless of whether you comply with this Agreement, the Corporation shall indemnify you, and advance any reasonable legal fees and expenses, to the extent permitted by, and in accordance with, section 124 of the Canada Business Corporations Act (the “CBCA”) and the Corporation’s By-Laws (the “By-Laws”). You shall repay such fees and expenses if and to the extent it is determined that you do not fulfill the conditions set forth in subsection 124(3) of the CBCA or the By-Laws. Subject to and without limiting the foregoing, the Corporation’s legal counsel will represent you in respect of any civil, criminal, administrative, investigative (including any internal investigation or independent review being conducted by the Corporation’s Board of Directors or a Committee thereof) or other proceeding in Canada, the United States or other applicable jurisdiction in which you are involved (including as a witness) because of your association with the Corporation (hereinafter, the “Matter”). However, in the event that the Corporation’s counsel cannot represent you in the Matter because of a conflict, the Corporation agrees to advance monies to pay your reasonable and actual legal expenses in the Matter provided that you will not settle the Matter, retain defense counsel or expert witnesses or consultants, or incur any defense costs without obtaining the prior written consent of the Chief Legal Officer, which consent will not be unreasonably withheld.

7.	You shall reconcile and settle your employee expense account, and any advances made to you by the Corporation, as soon as possible, but not later than the Employment Termination Date, and the Corporation shall in the normal course reimburse you for any business expenses incurred by you through the Employment Termination Date.

8.	You shall continue to maintain the confidentiality of all of the Corporation’s trade secrets and confidential or proprietary commercial, technical or other information; and specifically you agree that you shall not at any time during or following your employment with the Corporation, disclose, other than to the Corporation’s authorized personnel, or otherwise use for non-Corporation purposes, any confidential or proprietary information (whether or not a trade secret) relating to an activity of the Corporation. You shall also continue to maintain the confidentiality of

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any dealings, transactions or affairs of the Corporation which may have come to your knowledge in any manner during your employment.

Further, you agree not to reveal, disclose, or cause to be revealed or disclosed, anything with respect to the Corporation that is injurious or harmful of any of its interests, or the interests of its employees, officers or directors. In addition, during the period May 1, 2007 to April 30, 2009, you:
(i)	shall issue no public statement on the business affairs, policies or the like of the Corporation without the prior written consent of the Chief Legal Officer and, without limiting the foregoing, you shall not in any way disparage the Corporation; and

(ii)	shall not, on behalf of yourself or others, directly or indirectly, recruit, induce or solicit or attempt to recruit, induce or solicit any individual who is supplying services to the Corporation, whether as an employee, contractor, consultant or otherwise, to terminate their employment or contractual arrangements with the Corporation; and

(iii)	shall not become and employee, contractor, consultant, representative or in any manner or capacity accept any assignment, project or work for a direct competitor of the Corporation, without the prior written approval of the Chief Legal Officer, provided that such approval shall not be unreasonably withheld.
The Corporation, on its own behalf and on behalf of its employees, officers and directors agrees not to reveal, disclose or cause to be revealed or disclosed, anything with respect to you that is injurious or harmful to any of your interests and, without limiting the foregoing, shall not in any way disparage you.

Nothing in this Agreement or otherwise shall prevent you or the Corporation from (x) responding to incorrect, disparaging or derogatory statements to the extent reasonably necessary to correct or refute such statement or (y) making any truthful statement to the extent necessary in connection with the circumstances covered by clauses (i), (ii) and (iii) of the next paragraph.

Notwithstanding any of the foregoing, the provisions of this section 8 shall not apply (i) when disclosure is required by law or by any court, or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you or the Corporation to disclose or make accessible any such information, (ii) with respect to any litigation involving this Agreement or any other agreement between

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you and the Corporation, (iii) in connection with any assistance provided by you pursuant to section 11 hereof or (iv) as to information that becomes generally known to the public or within the relevant trade or industry other than due to a violation of this section 8.

9.	Absent prior written approval by the Chief Legal Officer, following your notification to the Corporation pursuant to section 10, not to be unreasonably withheld, the Corporation’s obligations under paragraphs 4(a), (c), (d), (f), (g) and (i)] will terminate forthwith if you become an employee, consultant, contractor or representative or any direct competitor of the Corporation.

10.	Upon the occurrence of any contingency which may affect your rights in or to any subsequent payment or benefit, or affects the Corporation’s rights under this Agreement, including without limitation, your obtaining new employment, you shall, within ten (10) days of such occurrence, provide written notice to the Corporation of that event. Such notice shall be sent in writing to the Chief Legal Officer.

11.	You shall make available to the Corporation, upon reasonable notice and at a time convenient to you, advice, assistance and information. In addition, you shall assist the Corporation by offering and explaining evidence, providing sworn statements, participation in discovery, and trial preparation testimony as may be deemed necessary by the Corporation concerning the Corporation’s position in any legal or regulatory proceedings involving issues brought against or initiated by the Corporation of which you have knowledge. In the event it is necessary for you to provide the aforementioned services, then the Corporation shall reimburse you for authorized, reasonable and documented travel expenses, including, but not limited to, transportation, lodging and meals. The Corporation acknowledges that attorneys’ fees and associated expenses are reimbursable if the assistance you provide is related to any Matter, as set forth in section 6 hereof.

12.	You have returned to Nortel Networks any and all property of Nortel Networks that was in your possession and/or subject to your control, whether such material shall be written instruments or tapes in electronic and/or recorded format.

Nortel Networks Corporate Procedure 206.01 states that “all documents, messages or data composed, sent, or received through the network of Nortel Networks in any form are and remain at all times the property of Nortel Networks”. In addition, all work product that you have produced during your employment with the Corporation is the property of the Corporation. Therefore, all information, (however recorded or stored) (“Information”) in your possession and/or that you have created in the course of your

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employment with the Corporation (whether or not currently in your possession or control) is the property of the Corporation. Information does not include copies in your possession of your records of employment and/or financial dealings between you and the Corporation.

You are aware that the Corporation has received a formal order of investigation from the United States Securities and Exchange Commission (“SEC”) that requires the preservation and collection and disclosure of certain Information to the SEC. The Corporation is also a party to certain civil lawsuits and other investigations and may need access to certain Information for those matters as well. Therefore, you took affirmative steps to preserve all applicable information in your possession, custody and control (including information controlled by your assistant, if any), have left all such information in the possession and custody of the Corporation, and do not have any Information in your possession or custody.

The Information will be used by the Corporation for general business purposes and may also be provided to regulatory authorities in response to their requests or disclosed in any relevant private litigation to which the Corporation is a party. Also, the Information may be used by and provided to entities within the Corporation’s group of companies and/or the Corporation’s external advisors. In some instances, the recipients of this Information will be located outside your geographic area. To the extent that the information contains any personal information, you consent to the collection, transfer and disclosure of that information by the Corporation to subsidiaries and affiliates of the Corporation, third parties and regulatory authorities within and outside of your geographic area for the purposes set out above, and the Corporation shall advise you of any such transmittal.

13.	In consideration of the monies and other benefits to be provided to you as set forth herein, you hereby fully and completely release the Corporation, its subsidiaries and affiliates, and their respective directors, officers and employees, to the extent permitted by law, from any and all real or pretended claims, causes of actions, rights, damages or injuries of any nature whatsoever you may have had or now have, whether known or unknown, (except for promises and commitments contained or preserved herein), arising from or connected with your employment with the Corporation or the termination thereof, including any and all such claims, causes of action, rights, damages or injuries arising under any statute, including, without limitation, the applicable labour legislation in Ontario or at common law. Furthermore, you understand that this release shall be binding upon you and your heirs, administrators, representatives, executors, successors, and assigns and its enforceability shall not be challenged.

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You acknowledge that you have read this letter and that you understand all of its terms and have executed it voluntarily with full knowledge of its significance. Further, you acknowledge that you have had an adequate opportunity to review and consider the arrangements, including at your discretion, the right to discuss this Agreement with legal counsel of your choice. Finally, you acknowledge that you understand you are hereby granting to the Corporation a full and final release as set forth above.

14.	This Agreement constitutes the entire understanding of the parties with respect to your employment, including the cessation of your employment, and there are no promises, understandings or representations other than those expressly set forth or preserved herein. This Agreement may be modified only with a written instrument duly executed by you and the Corporation.

15.	This Agreement shall be governed by the laws of Ontario, Canada without regard to any provisions concerning conflict of laws. This Agreement may be delivered by facsimile and executed in counterparts, all of which, taken together, shall constitute one and the same original instrument.

16.	The parties agree that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

17.	Nothing in this Agreement shall be construed to prevent the Corporation, its Chief Executive Officer, the Chairman of the Board of Directors or any individual directors from providing you or your prospective employer, as applicable, with an appropriate positive and unconditional reference or letter of recommendation relating to your employment with the Corporation. It is agreed and understood that such letter of recommendation shall be provided upon request.

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Please acknowledge that the foregoing correctly and completely sets forth your understanding of the arrangements, and your acceptance hereof, by signing, dating and returning to me, the attached second copy of this Agreement.
Yours truly,

/s/ Mike S. Zafirovski
Mike S. Zafirovski

For and on behalf of Nortel Networks Corporation

/s/ Gordon A. Davies
Gordon A. Davies
General Counsel – Corporate and Corporate Secretary

/s/ Peter W. Currie
Peter W. Currie

Date: February 5, 2007
Attach. Second copy of this Agreement